FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington DC 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

           Filed pursuant to Section 16(a) of the Securities Exchange
                         Act of 1934, Section 17(a) of the
            Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940


[ X ] Check this box if no longer subject to Section 16.
      Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

     (Print or Type Responses)



1.  Name and Address of Reporting Person

      Cassidy     James M.
    - - - - - - - - - - - - - - - - - - - - - - - - - -
     (Last)(First)(Middle)

     1504 R Street, NW
     Washington DC 20009
    - - - - - - - - - - - - - - - - - - - - - - - - - -
            (Street)

     Washington DC 20009
    - - - - - - - - - - - - - - - - - - - - - - - - - -
          (City) (State)(Zip Code)


2.        Issuer Name and Ticker or Trading Symbol

    - - - - - - - - - - - - - - - - - - - - - - - - - -


3. IRS or Social Security Number of Reporting Person, if an entity (Voluntary)


4.        State for Month/Year
                                    March 30, 2001
    - - - - - - - - - - - - - - - - - - - - - - - - - -


5.        If amendment, Date of Original (Month/Year)
    - - - - - - - - - - - - - - - - - - - - - - - - - -


6.        Relationship of Reporting Person(s) to Issuer
        (Check all applicable)

    [   ] Director               [   ] 10% owner
    [   ] Officer (give title)   [   ] other (specify below)

            Former officer, director and 100% owner

7.        Individual or Joint/Group Filing (check applicable line)

     [ X ]  Form filed by One Reporting Person
     [   ]  Form filed by More than One Reporting Person

===========================================================================
     TABLE I  - - Non-Derivative Securities Acquired, Disposed of
                     Or Beneficially Owned

                                                                         Owner-
                                                            Amount of    ship
                                       Securities           Securities   Form:
                           Trans-      Acquired(A)          Beneficially Direct    Nature of
              Transaction  action      Or Disposed          Owned At end (D) or    Indirect
Title of      Date         Code        Of (D)               Of Month     Indirect  Beneficial
Security      Date(Month   (Instr.8)   (Instr.3, 4 and 5)   (Instr. 3    (I)       Ownership
(Instr.3      Day/Year)    Code   V    Amount   (D)  Price  and 4)       (Instr.4) (Instr. 4)


Common Stock  3/30/01       U          4,750,000 (D)  $475   250,000      I          Controlling
                                                                                     Shareholder of
                                                                                     Holder of shares

=============================================================================
     TABLE II  - - Non-Derivative Securities Acquired, Disposed of
                     Or Beneficially Owned

                                                                                     Number   Owner
                                                                                of Deri- ship
                                                                                ative    Form of
                                                                                Secur-   Deri-      Nature
                                                        Title and               ities    ative      Of
                                                        Amount           Price  Bene-    Secur-     Indir-
          Conver-             Number of    Date Exeri-  Underlying       Of     ficially ties       ect
Title     sion                Derivative   cisable and  Securities       Deri-  Owned    Direct     Benefi-
Of Deri-  Or Exer-    Trans-  Securities   Expiration   (Instr. 3        ative  at End   (D) or     cial
vative    cise price  action  Acquired(A)  Date(Month   and 4)           Secur- Of       Indirect   owner-
Secur-    Of Deriv-   Date    Or Disposed  Day/Year)           Amount or ity    Month    (I)        ship
ity       ative       Month/  Of(D)(Instr. Date Expira-        Number of Instr. (Instr.  (Instr.    (Instr.
(Instr.   Security    Day     3, 4 and 5)  Exer-  tion  Title   Shares    5)    4)       4)         4)
3)                     Year   (A)     (D)  sable  Date
S>

NA



===============================================================================

Explanation of Responses:

4,750,000 shares of holder's 5,000,000 shares were redeemed and new officers and directors were elected.

/s/-----------------------------             -------------
   Signature of reporting person              Date


**Intentaionl misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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